UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 8, 2016
Luby's, Inc.
(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-8308	74-1335253

(Commission File Number)	(IRS Employer Identification Number)

13111 Northwest Freeway, Suite 600 Houston, TX 77040

(Address of principal executive offices, including zip code)

(713) 329-6800

(Registrant's telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
On November 8, 2016, Luby’s, Inc. (the “Company”) entered into a credit agreement (the “Credit Agreement”) among the Company, the lenders from time to time party thereto, Wells Fargo Bank, National Association (“Wells Fargo”), as Administrative Agent, Swingline Lender, Issuing Lender, Sole Lead Arranger and Sole Bookrunner, and Cadence Bank, N.A. and Texas Capital Bank, N.A., as Co-Syndication Agents (the “Co-Syndication Agents”). The Credit Agreement is a $65 million credit facility (the “Credit Facility”) consisting of a $30 million revolving credit facility (the “Revolving Credit Facility”), with subfacilities for swingline loans and letters of credit, and a $35 million term loan (the “Term Loan”). The Revolving Credit Facility and/or the Term Loan may, subject to the agreement by sufficient lenders to provide the necessary commitments, be increased by up to an additional $10 million in the aggregate for a total facility size of $75 million. The Credit Facility terminates on, and all amounts owing thereunder must be repaid on, November 8, 2021.

Borrowings under the Revolving Credit Facility and Term Loan will bear interest at (1) a base rate equal to the greater of (a) the federal funds effective rate plus one-half of 1% (the “Base Rate”), (b) prime and (c) LIBOR for an interest period of 1 month, plus, in any case, an applicable spread that ranges from 1.50% to 2.50% per annum the (“Applicable Margin”), or (2) the London InterBank Offered Rate (“LIBOR”), as adjusted for any Eurodollar reserve requirements, plus an applicable spread that ranges from 2.50% to 3.50% per annum. Borrowings under the swingline loan will bear interest at the Base Rate plus the Applicable Margin. The applicable spread under each option is dependent upon certain measures of the Company’s financial performance at the time of election. Interest is payable quarterly, or in more frequent intervals if LIBOR applies.

The Company also pays a quarterly commitment fee based on the unused portion of the Revolving Credit Facility (provided, that the amount of outstanding swingline loans shall not be considered usage under the Revolving Credit Facility for the purpose of calculating the commitment fee), which is also dependent upon the Company’s financial performance, ranging from 0.30% to 0.35% per annum. Finally, the Company is obligated to pay to the lenders a one-time fee in connection with the closing of the Credit Facility.

Indebtedness under the Credit Facility is secured by a security interest in, among other things, all of the Company’s present and future personal property and all of the personal property of its subsidiaries (other than certain excluded assets).

The Credit Facility contains customary covenants and restrictions on the Company’s ability to engage in certain activities, including financial performance covenants, asset sales and acquisitions, and contains customary events of default. Specifically, among other things, the Company is required to maintain a Lease Adjusted Leverage Ratio (as defined therein) of not more than 5.00 to 1.00 between the closing date and June 6, 2018 and 4.75 to 1.00 from August 29, 2018 and thereafter. As of November 8, 2016, the Company was in full compliance with all covenants with respect to the Credit Facility.

All amounts owing by the Company under the Credit Facility are guaranteed by the subsidiaries of the Company.

Item 1.02.  Termination of a Material Definitive Agreement.

The Credit Facility replaces the Company’s $70 million revolving credit facility (the “Prior Credit Facility”). The Prior Credit Facility was created by the Credit Agreement, dated as of August 13, 2013, among the Company, the lenders party thereto, Wells Fargo, as Administrative Agent and Amegy Bank, National Association, as Syndication Agent, as amended by First Amendment to Credit Agreement, dated as March 21, 2014, Second Amendment to Credit Agreement, dated as November 7, 2014, and Third Amendment to Credit Agreement, dated as October 2, 2015. The Prior Credit Facility was terminated on November 8, 2016 in connection with the Company’s entry into the Credit Facility.

 Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement
Registrant.

The information included in Item 1.01 above regarding the Credit Agreement is incorporated by reference into this Item 2.03.

Item 9.01.    Financial Statements and Exhibits.
(d)    Exhibits.
The following exhibit is filed herewith:
Exhibit
Number        Description

10.1
Credit Agreement, dated as of November 8, 2016, among the Company, the other credit parties thereto, the lenders from time to time party thereto, Cadence Bank, N.A. and Texas Capital Bank, N.A., as co-syndication agents and Wells Fargo Bank, National Association, as administrative agent, swingline lender, issuing lender, sole lead arranger and sole bookrunner.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: November 15, 2016                                LUBY'S, INC.
By: /s/ Christopher J. Pappas
Christopher J. Pappas
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit
Number        Description

10.1
Credit Agreement, dated as of November 8, 2016, among the Company, the other credit parties thereto, the lenders from time to time party thereto, Cadence Bank, N.A. and Texas Capital Bank, N.A., as co-syndication agents and Wells Fargo Bank, National Association, as administrative agent, swingline lender, issuing lender, sole lead arranger and sole bookrunner.